ChromaDex Corporation Reports First Quarter 2024 Financial Results
Total net sales of $22.2 million, gross margin of 60.7%, a net loss of $0.5 million and a positive Adjusted EBITDA of $0.7 million for the three months ended March 31, 2024. Reiterated full year outlook including net sales growth of at least 16%.

LOS ANGELES, CA - May 8, 2024 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the first quarter of 2024.

First Quarter 2024 Financial and Recent Operational Highlights
•Total net sales were $22.2 million, with $17.4 million from Tru Niagen®.
•Solid gross margin of 60.7%, an increase of 80 basis points, compared to 59.9% from the prior year quarter.
•Sales and marketing expense as a percentage of net sales was 30.4%, an improvement of 450 basis points, compared to 34.9% from the prior year quarter.
•Total operating expenses decreased $1.3 million while increasing investments in research and development initiatives.
•Net loss was $0.5 million or $(0.01) per share, a $1.4 million improvement, or $0.02 per share, from the prior year quarter.
•Adjusted EBITDA, a non-GAAP measure, improved to a positive $0.7 million from a negative $0.1 million in the prior year quarter.
•In March 2024, the Tru Niagen® product portfolio(1) attained third-party verification through the Alkemist Assured™ testing transparency program conducted by Alkemist Labs, a distinguished third-party testing laboratory known for its rigorous analysis of herbal and dietary supplements. This verification reinforces ChromaDex's commitment to excellence by ensuring high-quality, safe ingredients and transparency.
•In April 2024, ChromaDex expanded distribution of Tru Niagen®, announcing partnerships with The Vitamin Shoppe and Sprouts Farmers Market, both targeting health-conscious consumers. Tru Niagen® is now available in 700 The Vitamin Shoppe and Super Supplements specialty retail locations and online, as well as in 400 Sprouts Farmers Market locations, marking the inaugural launch with a major U.S. grocery chain.
“During the first quarter of 2024, we delivered $22.2 million in revenue and, as anticipated, we increased investments in R&D to support our future launches, while continuing to demonstrate financial discipline across the business. We reduced total operating expenses, and delivered positive Adjusted EBITDA of $0.7 million, along with positive operating cash flows, ending with $27.6 million in cash and no debt,” said ChromaDex Chief Executive Officer, Rob Fried. “We are excited about the opportunities ahead as we intensify our efforts for new launches and continue to drive growth in our Tru Niagen business through strategic partnerships. I am proud of the progress made to date and look forward to another exciting year."

(1) Excluding Tru Niagen Pro 1,000 mg, which is NSF Certified for Sport®.

Results of operations for the three months ended March 31, 2024 compared to the prior year quarter

ChromaDex recorded net sales of $22.2 million, a decrease of 2% or $0.4 million from the prior year quarter. This decline in total net sales was primarily due to reduced Tru Niagen® sales, where growth in e-commerce sales was offset by decreased sales through distributor partners, primarily due to timing of sales.

Gross margin percentage improved 80 basis points to 60.7%. The slight improvement in gross margin percentage is primarily driven by changes in business mix.

Operating expense decreased 8%, or $1.3 million, to $14.2 million due to reductions in general and administrative expense as well as sales and marketing expense, partially offset by increased investments in research and development expense to support future launches.

Net loss was $0.5 million, or $0.01 loss per share, compared to a net loss of $1.9 million, or $0.03 loss per share, for the first quarter of 2023. Adjusted EBITDA, a non-GAAP measure, improved to a positive $0.7 million from a negative $0.1 million in the first quarter of 2023. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net loss, the most directly comparable GAAP measure.

Net cash inflow from operating activities was $0.3 million for the three months ended March 31, 2024 compared to a net cash inflow of $2.8 million in the prior year. The $2.5 million reduction in cash provided by operating activities was primarily driven by relatively greater reductions in accounts payable of $1.6 million and lower reductions in inventory and prepaid expenses and other assets of $0.7 million and $0.5 million, respectively.

2024 Full Year Outlook

Looking forward, for the full year, the Company expects the trajectory of full year revenue growth to continue, projecting a higher rate of revenue growth than the prior year growth of 16%. This outlook assumes continued revenue growth through our e-commerce business as well as established partnerships, and assumes upside from opportunities with new partnerships, channels, and products. The Company projects that gross margin will improve slightly year-over-year driven by continued supply chain optimization efforts and cost savings, along with overall scale. Moreover, selling and marketing expense will increase in absolute dollars but remain stable as a percentage of net sales, as the Company continues to make focused investments to drive brand awareness and support new market launches, while maintaining efficiency. The Company plans to continue to invest in research and development to drive future innovation and expects an increase in general and administrative expense of $1.5 million - $2.5 million to support growth.

Investor Conference Call
A live webcast will be held Wednesday, May 8, 2024 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s first-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-596-4144 with Conference ID: 8584242.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on May 8, 2024 through 11:59 p.m. Eastern time on May 15, 2024. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 8584242.

Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2024 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans. Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.TruNiagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on X (formerly Twitter) @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.ChromaDex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
Ben Shamsian
Lytham Partners
+1 (646) 829-9701
Shamsian@LythamPartners.com

Media Relations
Kendall Knysch
Director of Media Relations
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@ChromaDex.com

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2024	2023
(In thousands, except per share data)
Sales, net	$22,153	$22,556
Cost of sales	8,697	9,038
Gross profit	13,456	13,518
Operating expenses:
Sales and marketing	6,740	7,874
Research and development	2,095	1,193
General and administrative	5,352	6,419
Total operating expenses	14,187	15,486
Operating loss	(731)	(1,968)

Nonoperating income:
Interest income, net	239	66
Net loss	$(492)	$(1,902)

Basic and diluted loss per share attributable to common stockholders:	$(0.01)	$(0.03)
Basic and diluted weighted average common shares outstanding	75,230	74,796

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(In thousands except par values, unless otherwise indicated)	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$27,565	$27,325
Trade receivables, net of allowances of $87 and $68, respectively; Including receivables from Related Party of $2.7 million and $2.8 million, respectively	6,604	5,234
Inventories	12,495	14,525
Prepaid expenses and other assets	2,312	2,450
Total current assets	48,976	49,534

Leasehold improvements and equipment, net	2,000	2,137
Intangible assets, net	472	510
Right-of-use assets	2,226	2,400
Other long-term assets	405	383
Total assets	$54,079	$54,964

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,899	$10,232
Accrued expenses	10,465	9,493
Current maturities of operating lease obligations	850	691
Current maturities of finance lease obligations	11	11
Customer deposits	227	195
Total current liabilities	19,452	20,622
Deferred revenue	3,311	3,311
Operating lease obligations, less current maturities	2,356	2,563
Finance lease obligations, less current maturities	9	12
Total stockholders’ equity	28,951	28,456
Total liabilities and stockholders’ equity	$54,079	$54,964

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(In thousands)	2024	2023
Net cash provided by / (used in):
Operating activities	$295	$2,792
Investing activities	(41)	(91)
Financing activities	(14)	(1)
Net increase in cash and cash equivalents	240	2,700
Cash and cash equivalents beginning of period	27,325	20,441
Cash and cash equivalents at end of period	$27,565	$23,141

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023

Net income (loss), as reported	$(492)	$114	$(959)	$(2,191)	$(1,902)
Adjustments:
Interest (income) expense, net	(239)	(282)	(188)	(125)	(66)
Depreciation	178	177	233	232	228
Amortization of intangibles	38	39	39	39	41
Amortization of right of use assets	174	157	176	173	171
Share-based compensation	984	1,037	1,117	1,324	1,273
Severance and restructuring	27	5	86	766	186
Adjusted EBITDA	$670	$1,247	$504	$218	$(69)

Non-GAAP Financial Information:
To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. ChromaDex believes the presentation of this non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income (loss) before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs and (e) severance and restructuring expense. While ChromaDex believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not prepared in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.